Exhibit 5.1

767 Fifth Avenue New York, NY 10153-0119 +1 212 310 8000 tel +1 212 310 8007 fax

November 21, 2016

Mastercard Incorporated

2000 Purchase Street

Purchase, New York 10577

Ladies and Gentlemen:

We have acted as counsel to Mastercard Incorporated, a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of $650,000,000 aggregate principal amount of 2.000% Senior Notes due 2021 (the “2021 Notes”), $750,000,000 aggregate principal amount of 2.950% Senior Notes due 2026 (the “2026 Notes”) and $600,000,000 aggregate principal amount of 3.800% Senior Notes due 2046 (the “2046 Notes” and together with the 2021 Notes and the 2026 Notes, the “Notes”). The Notes were issued under an Indenture dated as of March 31, 2014 (the “Indenture”), between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company; (ii) the Amended and Restated By-Laws of the Company; (iii) the Company’s Registration Statement on Form S-3 (File No. 333-204959) filed with the Securities and Exchange Commission (the “Commission”) on June 15, 2015 (the “Registration Statement”); (iv) the prospectus, dated June 15, 2015, contained within the Registration Statement (the “Base Prospectus”); (v) the prospectus supplement, dated November 16, 2016 filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”), on November 18, 2016 (together with the Base Prospectus, the “Prospectus”); (vi) the Underwriting Agreement dated November 16, 2016 by and among the Company and Citigroup Global Markets Inc., HSBC Securities (USA) Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mizuho Securities USA Inc. and U.S. Bancorp Investments, Inc., as representatives of the several underwriters; (vii) the Indenture; (viii) the officer’s certificate setting forth the terms of the Notes; (ix) the global certificate representing the 2021 Notes, the global certificate representing the 2026 Notes and the global certificate representing the 2046 Notes; and (x) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the

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authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Notes (assuming due authentication and delivery thereof by the Trustee in accordance with the terms of the Indenture) constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinion expressed herein is limited to the corporate laws of the State of Delaware and the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP